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Rovi Corporation 2830 De La Cruz Blvd. Santa Clara, CA 95050

ROVI CORPORATION ISSUES LETTER TO STOCKHOLDERS

SANTA CLARA, Calif.–(BUSINESS WIRE)–April 27, 2015

VOTE FOR THE STRATEGY YOU INVESTED IN: VOTE “FOR ALL” ON THE BLUE PROXY

CARD TODAY

•	ROVI IS EXECUTING ON A CLEAR STRATEGIC PLAN THAT IS WORKING

•	ENGAGED CAPITAL HAS NO PLAN – JUST COLORFUL COMMENTARY

•	ENGAGED CAPITAL NOMINEES HAVE A CONSISTENT TRACK RECORD OF STOCKHOLDER VALUE DESTRUCTION

•	SETTING THE RECORD STRAIGHT – ROVI’S HISTORY WITH ENGAGED CAPITAL

Rovi Corporation (NASDAQ:ROVI) today issued the following letter to all Rovi stockholders in connection with its 2015 Annual Meeting of Stockholders, which will be held on May 13, 2015:

Dear Fellow Stockholders,

By now, you have heard from both Rovi and Engaged Capital, and understand that Rovi stockholders face a critically important decision about the future of your Company at the upcoming Annual Meeting. On the one hand, Rovi’s Board of Directors has held itself accountable for the past and reshaped the Company for success. On the other hand, you have Engaged Capital, a 0.6% stockholder, that in our opinion has not presented any semblance of a future plan and is focused only on criticizing the past. Rovi has a qualified and responsible Board, which we are augmenting to add even more valuable experience. By contrast, we do not believe that Engaged Capital’s nominees rise to the level you, our stockholders, deserve.

ROVI IS FOLLOWING A CLEAR STRATEGIC PLAN – AND THE PLAN IS WORKING

Rovi’s Board has taken responsibility for Sonic acquisition

Engaged Capital claims that Rovi’s Board is “clearly refusing to own up” and take responsibility for the past. Rovi’s Board readily acknowledges that the acquisition of Sonic Solutions was not a good deal for Rovi. Rovi’s Board then took responsibility and initiated a comprehensive strategic review of the business. In connection with that review, the Company has spent the last three years rebuilding Rovi from the ground up under this Board’s direction.

Rovi’s Board has a clear plan to maximize stockholder value – and the plan is working

Rovi has devoted significant resources to develop a new strategic plan for the Company, including working with independent industry consultants in the formulation and review of our plan and reaching out to our customers and potential customers for direct feedback. The Company has also added new industry-leading talent, both at the management and Board level, to execute this plan.

We believe it is clear our plan is working:

•	IP Licensing Success– Rovi’s Board has taken affirmative steps to keep the patent portfolio fresh and relevant, including overseeing the acquisition of a strategic set of patents in 2014, and is now well-positioned to negotiate the upcoming Big-4 intellectual property (IP) licensing renewals. The evidence of Rovi’s strong positioning is clear: The Company recently signed major patent licensing and product agreements with Charter Communications, Mediacom and Sharp.
•	Next-Generation Product Success – Rovi has overhauled our product portfolio and engineering and development structure around relevant, cloud-based products in discovery, metadata and analytics. Again, there is clear evidence of our success: Top service providers such as Dish Networks, Charter Communications and Mediacom have recently entered into agreements for our next-generation products. Additionally, Rovi’s Fan TV product won the Cablefax Tech Award for Overall Tech Innovation.

The Board has carefully recreated a company that we believe is positioned to capture the significant opportunities ahead and unlock substantial stockholder value. Sell-side analysts who have covered the Company – most for far longer than Engaged Capital has been a stockholder – agree with Rovi’s approach.

Engaged Capital offers no alternative plan for Rovi — just colorful commentary

Engaged Capital claims that it has “presented a very clear plan to shareholders” and stated the “steps [it] believe[s] are necessary for correction.” Do not be fooled. Engaged Capital has had access to Rovi’s management team for nearly two years – more than enough time to formulate at least a few ideas or a basic strategic vision for the Company. Yet Engaged Capital has not articulated a vision or any meaningful steps other than generic corporate finance strategies. THEY HAVE NOT OFFERED ANY PLAN FOR ROVI.

Instead, Engaged Capital has reached into the past to attempt to persuade stockholders to elect three seats – 43% of your Board – nominated by an investor that holds barely one two-hundredth of our outstanding common stock.

Engaged Capital doesn’t even seem to understand Rovi’s business

Engaged Capital questions whether Rovi’s current strategy is working, which demonstrates to us that Engaged Capital principal Glenn Welling (having little to no technology experience and no operational experience himself) does not understand the markets in which we operate and the well-defined strategy that Rovi has put in place.

For example, Engaged Capital claims that Rovi’s current strategy should result in “near-term revenue for Rovi.” While Rovi is certainly focused on meeting both near- and long-term financial targets, the Company has always made clear that the upcoming Big-4 IP licensing renewals are among the most significant value drivers. These Big-4 renewals are NOT like a typical IP licensing agreement. They are complicated agreements and as most of our stockholders are aware, all four of these contracts come up for renewal in the next 12 months. It appears that Engaged Capital does not appreciate our current position and the careful planning and execution over the last three years it took to get us to this point.

WE BELIEVE ROVI HAS THE RIGHT BOARD TO DRIVE VALUE

The Rovi directors Engaged Capital wants to replace all bring significant value to the Board

Current directors Andrew Ludwick, Jim O’Shaughnessy and Jim Meyer each contribute key strategic value to Rovi. All three directors have been instrumental in repositioning Rovi over the past three years, and we believe their strategic advice and oversight are critical for Rovi’s continued success as we work toward the upcoming Big-4 IP renewals and continue to drive our next-generation product strategy forward.

Specifically:

✓	Andrew Ludwick, the current Chairman, has played a leading role in architecting the Company’s new strategy. His background as a public company CEO and Board member has proven invaluable to our management team and Board function. Andy works directly with our CEO on operational and strategic matters. Both as an executive and Board member, Mr. Ludwick has an impressive record of driving stockholder value.
✓	Jim O’Shaughnessy has decades of direct, hands-on experience negotiating agreements as an IP licensing attorney and in IP dispute resolution (including litigation). Jim works regularly with our patent group on strategies with respect to the Big-4 renewals, and was a key advisor to the team involved with the acquisition of a strategic patent portfolio in 2014. His experience in the IP litigation and licensing field are strategically valuable to us.
✓	Jim Meyer has operational experience as CEO of Sirius XM Holdings Inc. (which we certainly consider, despite Engaged Capital’s claims, to be an OTT content provider), which is owned in significant part by Liberty Media (an established participant in our industry). His background, contrary to Engaged Capital’s assertion, is not Thomson Reuters, it is Thomson Multimedia Corporation (which we believe is absolutely involved in the communication, media and entertainment industries where we compete). Jim’s experience and relationships with top-level executives in the service provider and consumer electronics industries have been critical to Rovi.

WE BELIEVE THE ENGAGED CAPITAL SLATE HAS A CONSISTENT TRACK RECORD OF STOCKHOLDER VALUE DESTRUCTION AND IS UNQUALIFIED

Engaged Capital claims: “We believe the past is the best indicator of future performance.” Looking at Engaged Capital’s nominees on their basis is a “fairytale” with a very unhappy ending for Rovi’s stockholders.

CLICK HERE: Engaged Capital Nominees’ Track Record of Stockholder Destruction (Link to Rovi’s Perspectives on Engaged Capital Nominees’ Prior Board Performance. Please see Exhibit 1 included herewith).

In stark contrast, current Rovi directors, including Engaged Capital targets Andy Ludwick and Jim Meyer, have strong records of value creation as independent directors of public companies that realized an average total return of 181% and alpha of 109% during their directorships.

Rovi stockholders should NOT trust Engaged Capital’s slate of directors who have a track record of destroying value during their tenures on other public company Boards.

Additionally, Engaged Capital’s nominees do not bring compelling experience. Glenn Welling is a hedge fund manager with no known IP experience or operational experience at a technology company. While Mr. Welling cites successful returns from his investments, there is nothing that indicates he is able to contribute to operating a company or set a strategy in the technology sector. David Lockwood’s purported IP experience is very different from Rovi’s complex and sophisticated IP and product licensing businesses. The results of his “experience” are also deeply concerning – he oversaw Unwired Planet’s acquisition of a patent portfolio from Ericsson that has been criticized for having made it nearly impossible for Unwired Planet to monetize its patent portfolio.

Even an IP industry trade publication has directly questioned the IP-related expertise of the Engaged Capital nominees. Engaged Capital’s nominees do not bring a level of qualification and performance that warrants replacing our directors.

SETTING THE RECORD STRAIGHT – ROVI’S HISTORY WITH ENGAGED CAPITAL

Rovi is proactively augmenting the Board ON OUR OWN INITIATIVE as part of our broader strategic transformation

Engaged Capital now claims that it “had been in discussions with the Board regarding the Board’s composition since March 2014”, however, this is directly contradicted by the chronology contained in Engaged Capital’s own proxy statement, in which August 2014 is listed as the first mention of Engaged Capital expressing its opinion that new directors should be added to the Board.

In reality, Rovi’s Board reviewed and discussed Board composition regularly, including in connection with the process of restructuring, realignment and deep strategic review. Following the milestone of the sale of DivX in March 2014, Mr. Carson met with leading professional search firm Howard Fischer Associates in June 2014, and thereafter members of management were directed to meet with Howard Fischer about the impending search. Over the next several months, in conjunction with management and the Board, Howard Fischer developed thorough criteria and identified qualified candidates with high caliber experience and demonstrated success in advanced data and analytics and the service provider space.

Stockholders should remember the Board’s search process has already yielded an exceptional candidate with the appropriate strategic expertise in advanced data and analytics – Steven Lucas, who was appointed to the Board in March 2015. Importantly, the search process is active and ongoing, and we fully intend to continue to augment the Board this year with strategic expertise and deep contacts in the service provider area.

Rovi attempted to resolve this matter but Engaged Capital refused to come to a reasonable compromise

Engaged Capital’s assertion that they “sought a constructive solution with [Rovi’s] Board” is not supported by their actions. The facts are straightforward:

Rovi’s Steps to an Amicable Solution		Engaged Capital’s Response

•	As part of our independent search firm’s process, Rovi offered to interview Mr. Rao.	REJECTED: Engaged Capital had Mr. Rao cancel the pre-set meeting unless Rovi agreed to settlement terms beforehand.

•	Rovi made various attempts to come up with a solution with Engaged Capital that would avoid a proxy contest.	In our view, Engaged Capital made an unreasonable settlement offer that would have included (i) election of two of Engaged Capital’s nominees; and (ii) a committee structure that would have put inordinate strategic decision-making power in the hands of the two unqualified Engaged Capital nominees.

•	Rovi counter-offered Engaged Capital’s unreasonable settlement request with an offer to settle that would have included: (i) adding (a) one of Engaged Capital’s nominees and (b) one highly qualified candidate that our search firm had found (with Engaged Capital also being offered the opportunity to interview such candidate); (ii) addition of Engaged Capital’s nominee to our existing strategy committee, which is comprised solely of independent directors; and (iii) creation of a new finance oversight committee, which would be chaired by Engaged Capital’s nominee.

REJECTED: Engaged Capital rejected our offer and refused to consider our proposed additional independent board member.

Engaged Capital later cited that such candidate being on another company’s board with one of the existing Rovi board members made him not independent. However, two candidates initially proposed as independent candidates by Engaged Capital in December 2014 (David Lockwood and Phil Vachon) have served on multiple boards and at the same companies over the past decade – clearly an inconsistent position.

•	Rovi made yet another offer of settlement that would include: (i) adding (a) one of Engaged Capital’s nominees and (b) one new independent candidate, to be sourced and mutually agreed to by both Rovi and Engaged Capital; (ii) addition to strategy committee and creation of finance committee as previously offered; and (iii) request for a standstill provision for six months after the annual meeting to allow the new Board to settle in without Engaged Capital making more demands.

REJECTED: Engaged Capital again rejected our offer. It seems to us that Engaged Capital wants either (i) two of its nominees plus back door Board control through committee or (ii) a proxy fight, and nothing in between.

Another partial truth being told by Engaged Capital is the claim that Rovi wanted “an unprecedented restriction of shareholder rights” from Engaged Capital. What Engaged Capital is not telling stockholders is that Rovi affirmatively offered Engaged Capital the opportunity to propose changes to the standard standstill provision in question, and Engaged Capital did not do so.

With respect to Mr. Lockwood, Mr. Welling’s statement that Mr. Carson “indicated he was impressed with Mr. Lockwood” is FALSE. Rather, after a call with Mr. Lockwood in August 2014, in the spirit of working with Engaged Capital in a constructive manner, Mr. Carson noted that he would recommend that Mr. Lockwood be included in the Company’s review/evaluation process, which he was. After review and analysis by Howard Fischer of the qualifications, background and track record of the candidates, Mr. Lockwood ranked next to last among Rovi’s candidate pool.

Moreover, Engaged Capital has repeatedly claimed it is not seeking majority control. The truth is that when Engaged Capital presented nominees to the Company in December 2014 (after Rovi extended the nomination deadline solely at Engaged Capital’s request), it sought a majority of Board seats. Only recently, in March 2015, did Engaged Capital change its nominee slate to three.

A CLEAR AND SIMPLE CHOICE

At the end of the day, Rovi stockholders face one important question: Which slate of nominees can create the most value for them going forward? OUR BOARD ARCHITECTED THE PLAN THAT REWORKED THE COMPANY, TOOK US THROUGH TRANSITION, DROVE OUTPERFORMANCE AND HAS POSITIONED US FOR GROWTH. Engaged Capital’s nominees don’t have the right experience or a plan and have presided over significant value destruction. THE CHOICE IS CLEAR – ROVI’S HIGHLY-QUALIFIED AND EXPERIENCED BOARD IS BEST-POSITIONED TO DRIVE THE COMPANY FORWARD.

We do not believe it is in stockholders’ best interests to give a 0.6% stockholder who has no stated vision for the Company, a questionable understanding of our business and industry dynamics and nominees who pale in comparison to the level of talent we seek to add 43% representation on your Board.

We look forward to your support at the upcoming Annual Meeting. Thank you.

FORWARD LOOKING STATEMENTS

This communication contains “forward-looking” statements, including, without limitation, all statements related to Rovi’s ability to achieve its goal of enhancing stockholder value through the execution of its strategic plan, including all statements related to upcoming significant intellectual property license renewals, expected revenue growth, margin expansion and cash flow, new product and IP business opportunities, and the timing thereof, customer growth, expected return on the investments in core areas of the business; the statements related to Engaged Capital’s proposed reduction of product investment and its negative effect on the stockholder value; and other statements that are not historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipate,” “believe,” “could,” “expect,” “may,” “plan,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Rovi’s current expectations. Forward-looking statements involve risks and uncertainties. Rovi’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to Rovi’s ability to successfully execute on its strategic plan and customer demand for and industry acceptance of Rovi’s technologies and integrated solutions; Rovi’s ability to successfully renew its major intellectual property license agreements; and risks related to future opportunities and plans, including the uncertainty of future operating results. These and other risk factors are discussed under the heading “Risk Factors” in Rovi’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 19, 2015. Rovi expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

If you have any questions, require assistance with voting your BLUE proxy card or need additional copies of the proxy materials, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Rovi Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with Rovi’s 2015 Annual Meeting of Stockholders. Rovi has filed with the SEC and has provided to its stockholders a definitive proxy statement and a BLUE proxy card in connection with such solicitation. ROVI STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of Rovi’s directors and executive officers and their respective interests in Rovi by security holdings or otherwise is set forth in Rovi’s definitive proxy statement for the 2015 Annual Meeting of Stockholders, filed with the SEC on April 13, 2015, and in Rovi’s annual report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 19, 2015, which documents are available at the investor relations portion of Rovi’s website at http://ir.rovicorp.com/CorporateProfile.aspx?iid=4206196. To the extent holdings of such participants in Rovi’s securities have changed since the amounts described in the 2015 proxy statement, or if a particular participant’s holdings are not set forth in the 2015 proxy statement, such holdings (or changes thereto) have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the special interests of such participants, if any, in the matters to be voted on at Rovi’s 2015 Annual Meeting of Stockholders is included in the definitive proxy statement referred to above. You can obtain free copies of these referenced documents as described below.

These documents, including the definitive proxy statement (and amendments or supplements thereto) and the accompanying BLUE proxy card, and any other relevant documents and other material filed by Rovi with the SEC, are or will be available for no charge at the SEC’s website at www.sec.gov and at the investor relations portion of Rovi’s website at http://ir.rovicorp.com/CorporateProfile.aspx?iid=4206196. Copies may also be obtained free of charge by contacting Rovi Investor Relations by mail at 2830 De La Cruz Boulevard, Santa Clara, California 95050 or by telephone at (408) 562-8400.

About Rovi Corporation

Rovi is leading the way to a more personalized entertainment experience. The Company’s pioneering guides, data, and recommendations continue to drive program search and navigation on millions of devices on a global basis. With a new generation of cloud-based discovery capabilities and emerging solutions for interactive advertising and audience analytics, Rovi is enabling premier brands worldwide to increase their reach, drive consumer satisfaction and create a better entertainment experience across multiple screens. The Company holds over 5,000 issued or pending patents worldwide and is headquartered in Santa Clara, California. Discover more about Rovi at Rovicorp.com.

Contacts:

Investors

Peter Halt / Peter Ausnit

Rovi Corporation

(818) 295-6800 / (818) 565-5200

Dan Burch

MacKenzie Partners, Inc.

(212) 929-5500

Media

John Christiansen / Megan Bouchier

Sard Verbinnen & Co

(415) 618-8750

#            #             #

Exhibit 1

Rovi’s Perspectives on Engaged Capital Nominees’ Prior Board Performance

Rovi’s Perspectives on Engaged Capital Nominees’ Prior Board Performance

1
EnergySolutions Unwired Planet Liberate Technologies
BigBand Networks InterTrust  Technologies
(12%)
(22%)
(8%)
(27%)
(35%)
Engaged Capital conveniently presents data as of the date Mr.
Lockwood announces his resignation from UPIP’s board,
as opposed to the date he actually resigns – the stock price drops 14% between those two dates
We believe our business is significantly more complex than that of a pure IP licensing business / patent troll like Unwired Planet
Alpha (vs. TSR adjusted S&P 500) of negative 64%
David Lockwood was appointed to the Board on 11/03/10
Engaged Capital cites 6/11/12 as the relevant start date after the stock had lost (65%) since his actual start date on the Board
We believe that by focusing on Lockwood’s actions as CEO
rather than as a Director, Engaged Capital is misrepresenting his track record
Alpha (vs. TSR adjusted S&P 500) of negative 57%
The Liberate stock price chart shown by Engaged Capital starts neither from when Mr. Lockwood becomes CEO nor from when
he joins as a director
We believe that Mr. Lockwood’s role at Liberate was largely to run a process to sell the company’s business units
Alpha (vs. TSR adjusted S&P 500) of negative 44%
Engaged Capital’s InterTrust stock price chart is shown for
during Mr. Lockwood’s time as CEO – again, this is misleading in our opinion as it focuses on executive rather than directorial decisions
Highlighting Mr. Lockwood’s dividend strategy suggests a bias towards corporate finance measures as opposed to a long-term strategy that truly addresses the dominant and changing themes in media and consumption
Alpha (vs. TSR adjusted S&P 500) of negative 2%
Mr. Lockwood’s performance as a director at BigBand
Networks is completely omitted from Engaged Capital’s
materials
Actual start date:
Jun 1, 2003
Start date
cherry-
picked by
Engaged
Capital
Start date
cherry-
picked by
Engaged
Capital
Start date cherry-picked
by Engaged Capital
Actual start date:
Nov 3, 2010
Actual start date:
Oct 9, 2000
$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
3
3-Nov-10 24-Jun-11 10-Feb-12 2-Oct-12 24-May-13
$1.25
$2.50
$3.75
$5.00
$6.25
$7.50
15-Jan-13 28-Jun-13 9-Dec-13 22-May-14 3-Nov-14
$1.25
$1.50
$1.75
$2.00
$2.25
$2.50
1-Jan-03 26-Sep-03 25-Jun-04 23-Mar-05 19-Dec-05
29-Jul-10 26-Nov-10 25-Mar-11 22-Jul-11 21-Nov-11
$1.00
$1.50
$2.00
$2.50
$3.00
$3.50
9-Oct-00 1-May-01 21-Nov-01 13-Jun-02 3-Jan-03
$0.75
$3.00
$5.25
$7.50
$9.75
$12.00
Total return performance during actual Board
tenure¹
Total return performance during actual Board tenure
Total return performance during actual Board
tenure²
Total return performance during actual Board tenure
Total return performance during actual Board tenure
Picking a few experiences while excluding others,
especially those that were failures, presents a highly
skewed picture of Mr. Lockwood’s track record, in our
opinion
Alpha (vs. TSR adjusted S&P 500) of negative 38%
David Lockwood – Total Return Performance as a Director
Source: FactSet as of 4/24/15.
Note: Alpha calculated as return on stock (including reinvested dividends and adjusted for spin-offs, splits and other corporate events) against the S&P 500 Total Return Index during Board tenure.
Start dates based upon disclosed effective dates.  For companies that were acquired, end date based upon the disclosed transaction closing date.
  Remains on board following take-private.
  Price returns as of June 2, 2003, to account for the holiday on June 1, 2003. Assumes any dividends resulting from the liquidation of the company are not reinvested.
  End date for David Lockwood’s board tenure at Liberate Technologies based on the effective date of the stock split conducted as part of a “going private” transaction, per company filings.
1
2
3

2
Aviat Networks
Raghu Rau – Total Return Performance as a Director
SeaChange International
(68%)
(20%)
Engaged Capital uses an arbitrary start date for its Aviat Networks stock price chart – one from when the stock outperforms peers, as opposed the actual dates of Mr. Rau’s board tenure
Engaged Capital states that Mr. Rau resigned from the Board on 1/1/2015 – this is INCORRECT – the CORRECT exit date for Mr. Rau, per company filings, is
1/11/2015 (the stock declined 10% between those two dates)
Alpha (vs. TSR adjusted S&P 500) of negative 152%
Engaged Capital lists Mr. Rau’s actions as CEO and Board member at
SeaChange; however, the time period selected for the stock price chart does not tie to either of those two tenures
Alpha (vs. TSR adjusted S&P 500) of negative 110%
Source: FactSet as of 4/24/15.
Note: Alpha calculated as return on stock (including reinvested dividends and adjusted for spin-offs, splits and other corporate events) against the S&P 500 Total Return Index during Board tenure.
Start dates based upon disclosed effective dates.
Start date
cherry-
picked by
Engaged
Capital
Actual start date:
Jul 15, 2010
Start date per Engaged
Capital’s price chart
Actual start date:
Nov 9, 2010
Total return performance during actual Board tenure Total return performance during actual Board tenure
9-Nov-10 9-Sep-11 10-Jul-12 10-May-13 12-Mar-14 11-Jan-15
$0.50
$1.75
$3.00
$4.25
$5.50
$6.75
1-Jan-10 17-Dec-10 2-Dec-11 16-Nov-12 1-Nov-13 20-Oct-14
$6.00
$8.00
$10.00
$12.00
$14.00
$16.00

3
We Believe Engaged Capital Has No Real Technology Expertise
and Its Board Influence Has Created Little to No Value
• Engaged Capital gained no board seats to exert influence
at any of these companies
• Merely absolute return – does not represent additional
value added (alpha)
• Only one of nine positions is in technology
• None are in technology
• Engaged Capital either destroyed or
created nominal additional value after
its nominees got on the Board
Returns claimed by Engaged Capital
1
None with Board influence
The directors Engaged Capital
approved, per its settlement
agreement with ANF, one of
whom was their specific
nominee, have overseen
considerable destruction of value
Alpha generated since Engaged
Capital took Board seats
2
1 Source: Engaged Capital’s DFAN14A filed April 22, 2015.
2 Source: FactSet as of April 24, 2015.
Note:      Alpha calculated as return on stock (including reinvested dividends and adjusted for spin-offs, splits and other corporate events) against the S&P 500 Total Return Index during Board tenure.
Start dates based upon disclosed effective dates.
44% 44%
42%
38%
37%
35%
33%
15%
(4%)
(60%)
(50%)
(40%)
(30%)
(20%)
(10%)
0%
10%
20%
30%
40%
50%
OPLK TKR AVAV HAR SIMG PRXL ESL DST VOLC
(55%)
TRS JMBA ANF
1%
2%
The Only Three Boards Engaged
Capital Nominees Joined

ROVI Stock
4
Our Board Has a Meaningful Economic Stake in Rovi’s
Future
2.3x
1
2
178,557
655,819
443,180
1,277,556
550,000
Rovi Directors 3 Engaged Capital 4
Stock Exercisable Options RSAs/RSUs Engaged Capital's Shares
Excluded from
Engaged Capital’s
analysis
1
RSAs vesting through July 1, 2015, for all non-executive directors and RSAs/RSUs vesting through 2018 for President, CEO & Director Tom Carson.
Certain of Mr. Carson’s RSAs/RSUs are also subject to performance-based vesting.
2
Are currently exercisable or exercisable within 60 days of March 16, 2015.
3
Source:  Rovi’s 2015 proxy statement.
4
Source:  Engaged Capital’s 2015 proxy statement.
Including exercisable options, the Board’s stake exceeds Engaged Capital – including restricted stock awards and units, the Board’s stake is 2.3x that of Engaged Capital